Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES ANNOUNCES $120 MILLION PLANNED

EXPANSION OF GAYLORD TEXAN RESORT AND CONVENTION CENTER

– Also Announces Preliminary Fourth Quarter and Full Year 2015 Bookings, RevPAR and Total

RevPAR Highlights –

NASHVILLE, Tenn. – (January 20, 2016) – Ryman Hospitality Properties, Inc. (NYSE:RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today announced plans for a $120 million expansion of Gaylord Texan Resort and Convention Center in Grapevine, Texas.

The expansion will add 300 guest rooms to the resort’s current 1,511 room inventory and will add 86,000 square feet of carpeted meeting space, bringing the total meeting space to approximately 490,000 square feet. Once the expansion is complete, Gaylord Texan will become the second largest non-gaming convention center hotel in the United States as measured by total self-contained exhibit and meeting space, behind Gaylord Opryland Resort and Convention Center and ahead of Gaylord National Resort and Convention Center.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “For the past 12 months, we have talked about the strength in our business and the large group segment as a whole, where we are seeing increased demand for rooms and meeting space across our portfolio. At the same time that we are seeing this increased demand, we are also seeing almost no new competitive supply of this scale under construction for the foreseeable future, outside of the Gaylord Hotels brand. We view this expansion as a perfect opportunity to cement our unique position in the large group meetings market with a very efficient use of the company’s capital.”

The meeting space addition includes a new 30,000-square-foot ballroom, 30,000 square feet of breakout space and approximately 26,000 square feet of carpeted pre-function space. Construction is expected to begin in the fourth quarter of this year and be completed during the second quarter of 2018. The project also includes a $5 million expansion of the property’s resort pool complex, which is expected to be complete for the 2016 summer season.

In addition to the expansion, the Company announced preliminary company-wide bookings and Hospitality Segment performance metrics highlights for fourth quarter and full year 2015:

•	Gross room nights booked in fourth quarter 2015 increased 12.3 percent, compared to fourth quarter 2014, to approximately 977,000 room nights, which is the best-ever quarter and December sales production in Company history.

•	Gross bookings for full year 2015 increased nearly 3 percent to 2,337,000, compared to full year 2014, which is the best production year in Company history.

•	RevPAR increased 9.1 percent for fourth quarter 2015, compared to fourth quarter 2014, and full year 2015 RevPAR increased 3.7 percent compared to 2014.[1]

•	Total RevPAR increased 5.7 percent for fourth quarter 2015 compared to fourth quarter 2014, while Total RevPAR for full year 2015 increased 3.5 percent compared to 2014.[1]

Reed continued, “Our preliminary full year and fourth quarter 2015 bookings and hospitality metrics are consistent with our expectations and once again demonstrate the power of our unique group-centric model, which provides us with the visibility to make strategic capital decisions that maximize value for our shareholders.

We decided to preview these results along with our announcement because they further support our belief that the timing has never been better for an expansion at Gaylord Texan. The Texan has witnessed strong growth over the past several years, and this expansion will allow us to meet significant existing customer demand for additional high-quality meeting space while also enabling us to market the Texan to a new group of prospects that have not been able to come to Grapevine due to their space requirements.”

The expansion will be tightly integrated into the existing resort and will benefit from its immense infrastructure and extensive amenities. The project’s 300 hotel rooms and accompanying 286 square feet of carpeted meeting space per key has a preliminary total cost per key of $383,000 and will be funded with cash on hand and borrowings under the Company’s revolving credit facility. In addition, the City of Grapevine has agreed to rebate $1 million of the hotel’s rooms tax annually for a ten-year period upon the completion of the expansion, for a total of $10 million in city incentives.

Reed continued, “Our company has always enjoyed a strong relationship with the City of Grapevine and its leaders, who shared in our vision for Gaylord Texan from day one. We appreciate Mayor Tate and the City Council’s support on this important step forward for the Texan and the city of Grapevine.”

William D. Tate, Mayor of Grapevine, Texas, said, “This investment at Gaylord Texan is also a continued investment in Grapevine and its citizens. We look forward to its completion and the additional visitors we will welcome to our great city as a result.”

In 2007, the Company announced plans to expand Gaylord Texan; however, these plans were put on hold due to the economic downturn that occurred in 2008. These plans were fundamentally different from the current planned expansion, and as a result, the Company expects that it will recognize in fourth quarter 2015 non-cash expense of approximately $16.3 million associated with the write-off of accrued development costs with respect to the previously planned

1 RevPAR and Total RevPAR figures are presented on a same-store basis (excluding the AC Hotel). Calculation of full year percentage Total RevPAR changes reflects our previously disclosed receipt of business insurance proceeds in Q3 2015, and calculation of fourth quarter and full year percentage Total RevPAR changes reflects the impact of a required accounting change for parking services at our hotels as of January 1, 2015.

expansion. The non-cash charge will not affect fourth quarter or full-year Adjusted EBITDA or AFFO. Subject to our usual closing and audit procedures for our financial results for the three months and full year ended December 31, 2015, the Company believes that its Adjusted EBITDA and AFFO will be within the range of guidance previously disclosed on November 3, 2015. For a definition of Adjusted EBITDA and AFFO, see our press release dated November 3, 2015.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss its 2015 fourth quarter and full year results on February 26, 2016 at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the planned expansion of the Gaylord Texan, the future performance of our business, estimated capital expenditures, construction project costs and completion dates, preliminary operations and financial reporting and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with construction projects, schedules, budgets, and cost estimates, cash flows, the Company’s ability to borrow funds pursuant to its credit agreement, and the process of finalizing preliminary financial and operating results. Other factors that could cause business, operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

The preliminary estimates included in this release represent the most current information available to management, as our financial closing procedures for the quarter and full year ended December 31, 2015 are not yet complete. These estimates are not a comprehensive statement of our financial results for the three months and full year ended December 31, 2015, and our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for the three months and full year ended December 31, 2015 are finalized. This release (including the preliminary estimates contained herein) should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

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